Exhibit 21.1

List of Subsidiaries of Roth CH Acquisition III Co.

Name of Subsidiary	Jurisdiction of Organization

Roth CH III Blocker Merger Sub, LLC	Delaware

Roth CH III Merger Sub, LLC	Delaware